Exhibit 10.1

SECOND AMENDMENT TO THE PLAN SUPPORT AGREEMENT

          This SECOND AMENDMENT TO THE PLAN SUPPORT AGREEMENT (this “Second Amendment”), dated as of September 18, 2009, amends that certain Plan Support Agreement, dated as of April 23, 2009 (the “Original Agreement”), as amended by that certain First Amendment to the Plan Support Agreement, dated as of July 10, 2009 (the “First Amendment,” together with the Original Agreement, the “Agreement”). The Agreement was entered into by and among (i) U.S. Shipping Partners L.P. (“USSP”), U.S. Shipping Finance Corp., U.S. Shipping Operating LLC, USS Chartering LLC, USS ATB 1 LLC, USS ATB 2 LLC, USS ATB 3 LLC, USS ATB 4 LLC, USS M/V Houston LLC, ITB Mobile LLC, USCS Chemical Pioneer Inc., ITB Groton LLC, ITB New York LLC, ITB Jacksonville LLC, ITB Baltimore LLC, USCS ATB LLC, USCS Sea Venture LLC, ITB Philadelphia LLC, USCS Chemical Chartering LLC, USCS Charleston Chartering LLC, USCS Charleston LLC, USS JV Manager Inc., USS Product Manager LLC, USS PC Holding Corp., US Shipping General Partner LLC (“USSGP”), and USS Product Carriers LLC (collectively, the “U.S. Shipping Entities”), (ii) certain lenders party to the First Lien Credit Agreement (as defined in the Agreement) (each, a “Senior Secured Lender” and collectively, the “Senior Secured Lenders”), and (iii) certain holders of Second Lien Notes (as defined in the Agreement) (each, a “Second Lien Noteholder” and collectively, the “Second Lien Noteholders”; the Second Lien Noteholders, together with the Senior Secured Lenders, each a “Secured Party” and collectively, the “Secured Parties”).

RECITALS

          WHEREAS, the U.S. Shipping Entities and the Secured Parties entered into the Original Agreement to reorganize and recapitalize the U.S. Shipping Entities (the “Transactions”) in accordance with a proposed prearranged chapter 11 plan of reorganization (the “Plan”), whose material terms and conditions were set forth in the term sheet attached to the Original Agreement as Exhibit “A”;

          WHEREAS, certain parties to the Original Agreement, including USSP, the Steering Committee (as defined in the Agreement), and a majority in amount of the Senior Secured Lenders and the Second Lien Noteholders entered into the First Amendment (including an Amended and Restated Term Sheet, dated July 9, 2009 (the “Amended Term Sheet”)) amending the Original Agreement (including the term sheet attached to the Original Agreement as Exhibit “A”) in order to preserve the benefits sought by the Transactions;

          WHEREAS, paragraph 18(b) of the Agreement permits USSP and the Steering Committee in consultation with the Secured Parties to amend the Agreement as set forth herein without the need for a writing signed by a majority in amount of either the Senior Secured Lenders or the Second Lien Noteholders on account of the fact that the amendments to the Agreement set forth herein are not materially adverse to the economic interests of either the Senior Secured Lenders or the Second Lien Noteholders; and

          WHEREAS, USSP and the Steering Committee, in order to preserve the benefits sought by the Transactions, specifically seek to amend that certain Amended Term Sheet attached to the First Amendment;

          NOW THEREFORE, the Agreement is amended as follows:

          1.          All references to Class A New Common Stock and Class B New Common Stock in the Amended Term Sheet are amended to refer to New Common Stock having no stated dividend and all references to or descriptions of New Common Stock being issued or divided in two separate classes are deleted.

          2.          All references to Class A Warrants and Class B Warrants in the Amended Term Sheet are amended to refer to Warrants, meaning warrants to purchase New Common Stock.

          3.          All references to the Priority Distribution Amount in the Amended Term Sheet are amended to refer to a contingent payment right (“Contingent Payment Right”), which will be distributed pro rata to the Senior Secured Lenders (in addition to their pro rata shares of New Common Stock, and the New Term Loan). The Contingent Payment Right shall have the same priority and economic terms as the Priority Distribution Amount (i.e., approximately $55.5 million principal and 4% uncompounded accruing thereon on the unpaid balance). The Contingent Payment Rights will be exempt from the registration requirements of the Securities Act pursuant to section 1145 of the Bankruptcy Code and shall be subject to appropriate restrictions as to transfer in order to preserve the tax attributes and securities law status of Reorganized USSP.

          4.          The description of the “Equity Ownership in Reorganized Debtors” in the Amended Term Sheet is amended so that the first paragraph in sub-paragraph (a) refers to “50% of the New Common Stock (after giving effect to the exercise of all Warrants but before giving effect to the Management Equity Plan)” and not “100% of Class A New Common Stock.”

          5.          Reference to “23% of the total number of shares of Class A New Common Stock” in sub-paragraph (a) (ii) (A) is the description of the “Equity Ownership in Reorganized Debtors” in the Amended Term Sheet is amended to refer to “11.5% of the total number of shares of New Common Stock.”

          6.          The description of the “Equity Ownership in Reorganized Debtors” in the Amended Term Sheet is amended so that the first paragraph in sub-paragraph (b) refers to “50% of the New Common Stock” (instead of “100% of Class B New Common Stock”).

          7.          Reference to “23% of the total number of shares of Class B New Common Stock” in sub-paragraph (a)(ii)(B) is the description of the “Equity Ownership in Reorganized Debtors” in the Amended Term Sheet is amended to refer to “11.5% of the total number of shares of New Common Stock.”

          8.          The description of the “Equity Issuance” in the Amended Term Sheet is amended to delete “Reorganized USSP may not issue and sell any additional shares of Class A New Common Stock other than upon exercise of the Class A Warrants.”

          9.          The description of the “Governance” in the Amended Term Sheet is amended to provide that the New Board is required to include only one member of management.

          10.          The description of the “Governance” in the Amended Term Sheet is further amended to provide that, for the avoidance of doubt, actions by the Requisite Senior Lenders shall be deemed effective if taken by a majority in interest of the Requisite Senior Lenders.

          11.          The description of the “Warrants” in the Amended Term Sheet is amended to delete “In addition, the Class A Warrants will provide that in the event Reorganized USSP makes a distribution in respect of the Priority Distribution Amount, each holder of such Class A Warrant will receive a cash payment equal to the amount it would have received had it exercised its Class A Warrant immediately prior to such distribution being made and had owned Class A New Common Stock as the time such distribution was being made.”

          12.          The description of “Excess Cash Sweep” in the Amended Term Sheet is amended to add the following clause (vii): “amounts reasonably anticipated for working capital for grain voyages expected during the next succeeding three quarters”

          13.          The portion of the Amended Term Sheet setting forth the fees payable by the Reorganized Debtors is amended to provide that the maximum amount of prepetition and postpetition fees and expenses of Pillsbury Winthrop Shaw Pittman LLP, counsel to the chairman of the Steering Committee, payable by the Reorganized Debtors is increased by $150,000.

          14.          The portion of the Amended Term Sheet setting forth the fees payable by the Reorganized Debtors is further amended to provide that counsel to the Senior Secured Lenders and administrative agent in connection with the documentation of the New Term Loan is authorized to retain maritime counsel and the fees and expenses of such maritime counsel will be paid by the Debtors without the need for application to, or approval of, the Bankruptcy Court.

          15.          USSP shall file a copy of the Second Amendment with the Bankruptcy Court in its Chapter 11 Case (as such terms are defined in the Agreement) within two (2) business days of the execution of the Second Amendment.

          IN WITNESS WHEREOF, each of the parties below has caused this Second Amendment to be executed and delivered by its duly authorized officer.

U.S. SHIPPING PARTNERS L.P.
By: US Shipping General Partner LLC, its general partner

By:	/s/

Name: Ronald L. O’Kelley
Title: Chief Executive Officer

STEERING COMMITTEE
By: Zimmer Lucas Partners, Steering Committee Chair

By:	/s/

Name: Devin L. Geoghegan
Title: Partner, Director of Research